EXHIBIT 99.1
*LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES NO TRUST DISTRIBUTION FOR DECEMBER 2007
LL&E ROYALTY TRUST

The Bank of New York Trust Company, N.A. — Trustee	NEWS
RELEASE

FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (November 21, 2007) — LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today that there will be no Trust income distribution for the month of December 2007 for Unit holders of record on December 5, 2007. This release relates to production for the month of September 2007.
Trust related expenses for the month of September 2007 totaled $91,166 while Royalty income for the month of September 2007 will be $36,159. Trust expenditures in excess of Royalty income received will reduce the Trust’s reserve for Trust expenses.
As more fully described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2006, it appears highly likely that distributions to the Trust will be reduced significantly for a period of time as a result of the damage from Hurricanes Katrina and Rita to production facilities for properties in which the Trust has an interest. As more fully described in the Trust’s periodic reports filed with the SEC, the Trust Agreement and the related Partnership Agreement provide that, under certain circumstances, the Trustee may establish cash contingency reserves for the payment of claims that are likely to be asserted against the Trust. With certain exceptions, any such reserves are required to be deposited in non-interest bearing accounts. As of November 21, 2007 the net amount reserved is $354,039. The Trustee intends to hold these funds for use in the payment of Trust expenses until it becomes reasonably clear that they are no longer necessary. The Trustee may determine to increase the amount of the reserve at any time in the future, without advance notice to the Unitholders. Any such increase in the amount reserved would reduce future distributions.
As more fully described in the Annual Report, the Working Interest Owner (“Owner”), under the terms of the Trust Conveyances, is permitted to escrow funds for estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). Based on preliminary cost estimates and the most recent reserve report, the Owner has informed the Trustee that the amounts currently held in escrow are significantly less than the anticipated future costs attributable to the Trust. Consequently, the Owner has informed the Trust that Owner plans to escrow for the foreseeable future all proceeds that would otherwise be distributed from the South Pass 89 and Offshore Louisiana properties. As more fully described in the Trust’s Annual Report, the actual amounts of certain of these costs, including those affecting East Cameron 195, which is included in the Offshore Louisiana properties, appear likely to be substantially increased over those previously estimated as a result of damage caused by the 2005 hurricanes. The Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors.
The Working Interest Owner has informed the Trustee that it has submitted claims to its carriers for a portion of the damages caused by the storms, but cautioned the Trustee that certain of the properties in which the Trust has an interest, particularly South Marsh Island 76 and East Cameron 195, will require additional significant and expensive plugging, dismantling and abandonment work during 2008 or longer. Consequently, the Working Interest Owner anticipates that it may continue to receive invoices from the operators of certain of the properties in which the Trust has an interest through at least 2008, and consequently may be continuing to submit claims to its carriers beyond that date.
The Working Interest Owner has informed the Trustee that it has received relatively small payments from its carriers on certain of the claims (including claims on properties that are not subject to the Trust) it has submitted to date, but that it has not yet allocated any of the payments received to specific costs incurred or properties. Consequently, as of November 9, 2007, the Working Interest Owner has not determined whether any of the payments it has received to date are allocable to any of the costs the Working Interest Owner has incurred at properties in which the Trust has an interest. The Working Interest Owner has further advised the Trustee that as of the November 2007 disbursement to the Trust, the Special Cost Escrows for the South Pass 89 and Offshore Louisiana properties are underfunded (with the underfundings being estimated by the Working Interest Owner at $1.7 million and $4.8 million, respectively), and based on its review of the Excess Production Costs at the South Pass 89 and Offshore Louisiana properties as of the November 2007 distribution to the Trust, the Working Interest Owner does not believe that there is any possibility that any insurance payment amounts received to date that may ultimately be allocated to the South Pass 89 and Offshore Louisiana properties would be sufficient to result in distributions to the Trust on the Royalties before the termination of the Trust, which is expected to occur at the end of December 2007. Further, based on the ongoing and incomplete status of claims submitted to its carriers to date, and the additional significant and expensive plugging, dismantling and abandonment work anticipated for South Marsh Island 76 and East Cameron 195 during 2008 or longer that could result in the Working Interest Owner filing additional claims with its carriers, the Working Interest Owner cannot make any projection on whether any insurance payment amounts that it may ultimately receive would result in any distribution to the Trust.
The Royalty income for the month of September does not include any proceeds from the Jay Field, South Pass 89 or Offshore Louisiana properties due to excess production costs. Excess production costs incurred through September 2007 to be recouped from future proceeds at the Jay Field, South Pass and Offshore properties totaled $4,328,898, $1,960,610 and $8,147,591 respectively.
Gross Proceeds prior to deductions for Production Costs for the month of September 2007 by property are as follows: $2,473,321 for Jay Field property, $0 for South Pass 89 property, and $0 for Offshore Louisiana property.
Production Costs for the month of September 2007 by property are as follows: $6,802,219 for Jay Field property, $185,631 for South Pass 89 property and $803,077 for Offshore Louisiana property.
In September 2007 there was $310,907 and $1,156,906 withheld in Special Cost Escrow from the South Pass and Offshore Louisiana Property, respectively.
Fee Lands Royalties for the month of September 2007 totaled $36,159.

The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust’s interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.
Status of the Trust
Although the Trust cannot predict the effects of the matters described in this press release with any degree of precision, it appears highly likely that distributions to the Trust will be reduced significantly for an extended period of time.
The Trust Agreement provides that the Trust will terminate in the event that the net revenues fall below $5,000,000 for two successive years (the “Termination Threshold”). The net revenues for 2006 fell below $5,000,000. As a result of the damages to production facilities for properties in which the Trust has an interest, and depending on a variety of factors, including the timing and costs of repairs, future production and drilling activities, oil and gas prices and other matters, net revenues to the Trust in 2007 may also be below the Termination Threshold. If net revenues for 2007 are below the Termination Threshold, the Trust will terminate. For the twelve months of 2007, the Trust received approximately $2.0 million in Royalty income associated with the Jay Field and Fee Lands and no Royalty income from the Offshore Louisiana or South Pass 89 properties. As stated above, excess production costs for Jay Field, South Pass 89 and Offshore Louisiana totaled $4,328,898 $1,960,610 and $8,147,591, respectively, incurred through September 2007. The excess production costs must be recovered by the Working Interest Owner before any distribution of royalty income will be made to the Trust. The operator of Jay Filed has recently informed the Trustee that it has recently incurred costs at Jay Field, and that as a result it is unlikely that there will be a distribution to the Trust from the Jay Field property for the remainder of 2007. Upon termination of the Trust, the Trustee will sell for cash all the assets held in the Trust estate and make a final distribution to unit holders of any funds remaining after all Trust liabilities have been satisfied or funds have been set aside for their payment. There can be no assurance that the net revenues of the Trust in 2007 will be above the Termination Threshold.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders and all statements regarding the future status and possible termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2006, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.
The Trust income distribution announcement for the month of January will be made on or about December 28, 2007.

Contact:	LL&E ROYALTY TRUST The Bank of New York Trust Company, N.A., as Trustee Mike Ulrich (800) 852-1422 www.businesswire.com/cnn/lrt.htm